Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/22/2016	Investors: Chris Stent, 630-623-3801
Media: Becca Hary, 630-623-7293
McDONALD'S REPORTS FIRST QUARTER 2016 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the first quarter ended March 31, 2016.
“McDonald’s brand and business is built on offering delicious food and beverages through unmatched convenience and compelling value,” said McDonald’s President and Chief Executive Officer Steve Easterbrook. “The turnaround plan we announced last year is grounded in enhancing these critical customer-driven elements, and I’m pleased to report that our turnaround is taking hold. The ongoing investments we’re making in running great restaurants and delivering what matters most to our customers are beginning to yield sustained positive results. For the quarter, we generated higher sales, revenues and operating income in constant currencies across all business segments.”
First quarter results included:

•	Global comparable sales increase of 6.2%, which benefited from one additional day due to leap year

•	Consolidated revenues decrease of 1% (increase of 3% in constant currencies)

•	Consolidated operating income increase of 28% (33% in constant currencies), partly due to comparison against the prior year's strategic charges of $195 million

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Diluted earnings per share of $1.23, an increase of 46% (51% in constant currencies), which includes comparison against the prior year's strategic charges totaling $0.17 per share. Excluding the impact of these strategic charges, earnings per share in constant currencies increased $0.26 or 26%

•
Return of $4.5 billion to shareholders through share repurchases and dividends. This brings the cumulative return to shareholders to $20.3 billion against our targeted return of about $30 billion for the three-year period ending 2016

In the U.S., first quarter comparable sales increased 5.4%, fueled by the ongoing popularity of All Day Breakfast and the introduction of McPick 2 - a branded national value platform. Operating income for the quarter rose 15%, reflecting higher sales-driven franchised margins, comparison against the prior year's strategic charges, and higher gains from restaurant refranchising. Looking ahead, the U.S. business remains focused on finalizing its long-term value platform, investing in core menu enhancements and simplifying restaurant operations to deliver an outstanding customer experience.
Comparable sales for the International Lead segment increased 5.2% for the quarter, led by strong performance in the U.K., Australia and Canada as strong execution of core menu, compelling value and convenience strategies continued to resonate with consumers. First quarter operating income increased 12% (18% in constant currencies), driven by higher franchised margin dollars. The segment delivered strong results despite ongoing economic and competitive headwinds in France and Germany.
In the High Growth segment, first quarter comparable sales increased 3.6%, led by strong comparable sales performance in China and positive performance across various other markets, including Russia. In the Foundational markets, first quarter comparable sales rose 11%, primarily due to sales recovery in Japan. Quarterly operating income increases for both segments reflected comparison against the prior year's strategic charges and recovery from the prior year's impact of the 2014 supplier issue - both of which negatively impacted China and Japan’s results in first quarter 2015.
Steve Easterbrook concluded, “Last week, McDonald’s came together for our biennial worldwide convention to galvanize around the actions we're taking to be recognized by our customers as a modern and progressive burger company. I came away energized by the talented franchisees, suppliers and employees from around the world who are working to strengthen the fundamentals of running great restaurants to build strong and sustainable momentum. While there is still work to be done, we are on the right path to make even greater progress. I am confident that our continued efforts will deliver meaningful long-term value for all stakeholders into the future.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

Quarters Ended March 31,	2016	2015	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$5,903.9	$5,958.9	(1)%	3%
Operating income	1,780.3	1,385.5	28	33
Net income	1,098.6	811.5	35	40
Earnings per share-diluted	$1.23	$0.84	46%	51%
Results for the quarter benefited from stronger operating performance and comparison to the prior year's strategic charges of $195 million. Excluding the impact of these strategic charges, earnings per share in constant currencies increased $0.26 or 26%.
Foreign currency translation had a negative impact of $0.04 on diluted earnings per share for the quarter.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter ended March 31, 2016.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 10:00 a.m. (Central Time) on April 22, 2016. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time.
UPCOMING COMMUNICATIONS
McDonald's Annual Shareholders' Meeting will be webcast live on May 26, 2016 at 9:00 a.m. (Central Time) on www.investor.mcdonalds.com. An archived replay of the meeting will be available for a limited time.
Steve Easterbrook, President and Chief Executive Officer, and Kevin Ozan, Chief Financial Officer, will participate in Bernstein's Strategic Decisions Conference at 8:00 a.m. (Eastern Time) on June 1, 2016. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
McDonald’s plans to release second quarter results before the market opens on July 26, 2016 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 36,000 locations in over 100 countries. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Quarters Ended March 31,	2016	2015	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$3,753.5	$3,914.1	$(160.6)	(4)%
Revenues from franchised restaurants	2,150.4	2,044.8	105.6	5

TOTAL REVENUES	5,903.9	5,958.9	(55.0)	(1)

Operating costs and expenses
Company-operated restaurant expenses	3,175.3	3,354.3	(179.0)	(5)
Franchised restaurants—occupancy expenses	415.1	403.6	11.5	3
Selling, general & administrative expenses	578.0	582.8	(4.8)	(1)
Other operating (income) expense, net	(44.8)	232.7	(277.5)	n/m
Total operating costs and expenses	4,123.6	4,573.4	(449.8)	(10)

OPERATING INCOME	1,780.3	1,385.5	394.8	28

Interest expense	218.3	147.3	71.0	48
Nonoperating (income) expense, net	(14.4)	(15.9)	1.5	10

Income before provision for income taxes	1,576.4	1,254.1	322.3	26
Provision for income taxes	477.8	442.6	35.2	8

NET INCOME	$1,098.6	$811.5	$287.1	35%

EARNINGS PER SHARE-DILUTED	$1.23	$0.84	$0.39	46%

Weighted average shares outstanding-diluted	894.9	965.5	(70.6)	(7)%
n/m Not meaningful

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